Exhibit 10.1

INTERCEPT PHARMACEUTICALS, INC.

2013 NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

The Board of Directors of Intercept Pharmaceuticals, Inc. (the “Company”) has approved the following Non-Employee Director Compensation Policy (this “Policy”) which establishes compensation to be paid to non-employee directors of the Company, to provide an inducement to obtain and retain the services of qualified persons to serve as members of the Company’s Board of Directors.

Applicable Persons

This Policy shall apply to each director of the Company who is not an employee of, or compensated consultant to, the Company or any Affiliate (each, an “Outside Director”). “Affiliate” shall mean an entity which is a direct or indirect parent or subsidiary of the Company, as determined pursuant to Section 424 of the Internal Revenue Code of 1986, as amended.

Equity Grants

Annual Equity Grants

Each Outside Director shall be granted under the Company’s 2012 Equity Incentive Plan or any successor plan (the “Equity Plan”) a non-qualified stock option and/or restricted stock units (“RSUs”) for shares of the Company’s common stock each year at the annual meeting of the Board of Directors following the Company’s annual meeting of stockholders in such amounts as shall be recommended by the Compensation Committee and approved by the Board of Directors based on the amount of equity compensation paid to directors of the Company’s peer group. The equity grants shall vest one year from the date of grant, subject to the Outside Director’s continued service on the Board of Directors. The grants shall vest in full immediately prior to a change in control of the Company.

Initial Stock Option Grant for Newly Appointed or Elected Directors

Each new Outside Director shall be granted a non-qualified stock option under the Equity Plan to purchase shares of the Company’s common stock equivalent to $155,000 on the date of his or her initial appointment or election to the Board of Directors. The number of shares to be granted shall be determined based on a Black-Scholes calculation (using the assumptions the Company uses to determine the fair value of an option grant in accordance with the accounting rules) on the date of grant. The stock option shall vest annually over a three-year period from the date of grant, subject to the Outside Director’s continued service on the Board of Directors; provided that such options shall become exercisable in full immediately prior to a change in control of the Company.

All stock options shall have an exercise price equal to the fair market value of the Company’s common stock as determined in the Equity Plan on the date of grant.

Cash Fees

Annual Cash Payments

The following annual cash fees shall be paid to the Outside Directors serving on the Board of Directors and the Audit Committee, Compensation Committee and Nominating and Governance Committee, as applicable.

Board of Directors or Committee of Board of Directors	Annual Retainer Amount for Chair	Annual Retainer Amount for Member
Board of Directors	$65,000	$40,000
Audit Committee	$15,000	$7,500
Compensation Committee	$10,000	$5,000
Nominating and Governance Committee	$7,000	$3,000

Payment Terms for All Cash Fees

Cash payments payable to Outside Directors shall be paid quarterly in arrears as of the last day of each fiscal quarter. Committee cash fees shall commence effective as of January 1, 2013.

Following an Outside Director’s first election or appointment to the Board of Directors, such Outside Director shall receive his or her cash compensation pro-rated during the first fiscal quarter in which he or she was initially appointed or elected for the number of days during which he or she provides service. If an Outside Director dies, resigns or is removed during any quarter, he or she shall be entitled to a cash payment on a pro-rated basis through his or her last day of service.

Expenses

Upon presentation of documentation of such expenses reasonably satisfactory to the Company, each Outside Director shall be reimbursed for his or her reasonable out-of-pocket business expenses incurred in connection with attending meetings of the Board of Directors and Committees thereof or in connection with other business related to the Board of Directors, and each Outside Director shall also be reimbursed for his or her reasonable out-of-pocket business expenses authorized by the Board of Directors or a Committee of the Board of Directors that are incurred in connection with attendance at various conferences or meetings with management of the Company. Each Outside Director shall abide by the Company’s travel and other policies applicable to Company personnel.

Amendments

The Compensation Committee or the Board of Directors shall review this Policy from time to time to assess whether any amendments in the type and amount of compensation provided herein should be adjusted in order to fulfill the objectives of this Policy.